                                                                   EXHIBIT 10.24

                                                         [SOUTHERN COMPANY LOGO]

SOUTHERN COMPANY GENERATION
Post Office Box 2641
Birmingham, Alabama 35291

Tel 205.992.6011

April 10, 2003

Mr. Marc Merritt
President
Horizon Natural Resources Sales Company
2000 Ashland Drive
Ashland, Kentucky  41101-7058

Mr. Christopher C. Womack
Senior Vice President - Fossil & Hydro Power
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia  30308-3374

Re: Agreement for Purchase and Sale of Coal between Horizon Natural Resources Sales Company and Georgia Power Company

Gentlemen:

Horizon Natural Resources Sales Company, a Kentucky corporation ("Seller"), and Georgia Power Company, a Georgia corporation ("Purchaser"), have entered into a new agreement for the purchase and sale of coal from 2004 through 2010 ("New Agreement"). (Seller and Purchaser are sometimes hereinafter referred to collectively as the "Parties" or separately as a "Party.") The terms and conditions of the New Agreement are as follows:

1. Definitions. In addition to other terms defined elsewhere in this letter agreement, the following terms shall have the following meanings whenever such terms are used in the New Agreement:

      (a) "Coal Price" means the price for coal supplied under the New Agreement, which shall be determined from time to time as provided in paragraphs 6, 7, and 8 of this letter agreement.

      (b) "Coal Property" means the real property, mineral interests, preparation facilities, loading facilities, and related improvements that are located in Knott, Perry, or Leslie Counties, Kentucky, and are owned or controlled by Seller or its affiliates.

      (c) "Contract Year" means each period of twelve calendar months beginning on January 1 and ending on December 31 during the term of the New Agreement. The first Contract Year shall begin on January 1, 2004, and end on December 31, 2004.

      (d) "Monthly Quantity" means the quantity of coal scheduled to be supplied by Seller to Purchaser under the New Agreement during a calendar month.

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      (e) "Semiannual Period" means each period of six calendar months during a Contract Year. The first Semiannual Period of each Contract Year shall begin on January 1 and end on June 30, and the second Semiannual Period of each Contract Year shall begin on July 1 and end on December 31.

      (f) "Semiannual Quantity" means the quantity of coal scheduled to be supplied by Seller to Purchaser under the New Agreement during a Semiannual Period.

      (g) "Shipment" means one lot of coal, in sufficient quantities to fill a unit train, loaded into railcars for delivery to Purchaser.

      (h) "Ton" or "ton" means an avoirdupois weight of 2,000 pounds.

      (i) "Typo Facility" means Seller's loading facility located near Hazard, Kentucky.

2. Term. The New Agreement shall become effective as of April 1, 2003, and shall remain in effect through December 31, 2010, unless earlier terminated as hereinafter provided. Shipments under the New Agreement shall begin in January, 2004.

3. General Provisions. During each Contract Year while the New Agreement remains in effect, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, [_ _ _ _] tons of coal produced from the Coal Property. Seller's obligation to sell and Purchaser's obligation to purchase such coal are subject to the termination provisions set forth in paragraphs 7(d) and 12 of this letter agreement. The New Agreement consists of the following documents: (i) this letter agreement; (ii) the document entitled "Computation of SO2 Allowance Transfers," which is attached hereto as Exhibit A and made a part of the New Agreement; (iii) the document entitled "Changes in Environmental-Related Requirements," which is attached hereto as Exhibit B and made a part of the New Agreement; and (iv) the document entitled "Terms and Conditions of Coal Purchase," as revised February 7, 2003 (hereinafter referred to as "Additional Terms"), which is attached hereto as Exhibit C and made a part of the New Agreement. All references to "the Agreement" in the Additional Terms shall be deemed to refer to the New Agreement. In the event of any conflict between the terms of this letter agreement and the Additional Terms, the terms of this letter agreement shall control and take precedence over the Additional Terms.

4. Quantity. Except as otherwise provided in this letter agreement, Seller shall supply to Purchaser [_ _ _ _] tons of coal during each Contract Year, which shall be supplied at the rate of [_ _ _ _] tons during each Semiannual Period and in [_ _ _ _] Shipments during each Semiannual Period. Notwithstanding the foregoing provisions of this paragraph 4, Purchaser may elect, in its sole discretion, to adjust the quantity of coal to be supplied under the New Agreement by increasing the Semiannual Quantity as follows:

      (a) For each Semiannual Period of each Contract Year, Purchaser may increase the Semiannual Quantity to [_ _ _ _] tons; provided, however, that the total quantity of coal supplied under the New Agreement during each Contract Year shall [_ _ _ _] tons. As a result, the Monthly Quantity for each calendar month during a Semiannual Period shall [_ _ _ _] tons and [_ _ __] tons.

      (b) If Purchaser elects to increase the Semiannual Quantity for any Semiannual Period, Purchaser shall give Seller written notice thereof, which shall specify (i) the Semiannual Quantity for such Semiannual Period and (ii) the Monthly Quantity for each calendar month during such Semiannual period. Such notice shall be given [_ _ _ _] days prior to the beginning of the Semiannual Period to which such increase applies.

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

5. Source of Coal. All coal supplied under the New Agreement shall be produced from the Coal Property and shall be shipped from the Typo Facility. In the event that Seller desires to supply coal under the New Agreement from a source other than the Coal Property, Seller shall first obtain Purchaser's written consent, which shall not be unreasonably withheld, but in no event shall such consent be withheld if the following conditions are satisfied: (i) such source is owned or controlled by Seller or its affiliates; (ii) the quality of coal from such source shall comply with the specifications set forth in paragraph 10 of this letter agreement; (iii) the weighing and sampling systems associated with such source are acceptable to Purchaser; and (iv) the delivered cost (stated in cents/MMBtu) of coal from such source shall not exceed the then-current delivered cost (stated in cents/MMBtu) of Shipments from the Typo Facility.

6. Coal Price. The Coal Price for each Contract Year shall be determined as provided in this paragraph 6 and paragraphs 7 and 8 of this letter agreement. The Coal Price for each Contract Year shall be stated in dollars per ton f.o.b. railcar at the Typo Facility and shall become effective as of January 1 of such Contract Year and remain fixed through December 31 of such Contract Year but shall be subject to adjustments for calorific value, excess moisture, excess ash, and ash fusion temperature as provided in Section 11 of the Additional Terms. All such adjustments shall be calculated to six decimal places and then rounded to four decimal places. The Coal Price for the first Contract Year shall be set forth in each purchase order issued by Purchaser with respect to the New Agreement; and from time to time thereafter, Purchaser shall issue change orders to such purchase order(s) to reflect the Coal Price for each subsequent Contract Year that occurs while the New Agreement remains in effect. Such purchase order(s) and change orders are for administrative purposes only and shall not constitute, nor be deemed to result in, any amendment, change, or modification of the terms and conditions of the New Agreement.

7. Determination of Coal Price for 2004. At any time during the period between May 1, 2003, and December 1, 2003, but not more than once during such period, Purchaser shall determine the Coal Price for 2004 ("2004 Price") pursuant to a market price review conducted by Purchaser. The following provisions shall apply to such review and to the determination of the 2004 Price:

      (a) Purchaser shall give Seller written notice that Purchaser intends to conduct a market price review and shall give such notice at least five days before soliciting bids from other suppliers.

      (b) In soliciting bids from other suppliers, Purchaser shall request offers to supply [_ _ _ _] tons of coal annually during the then-current remaining term of the New Agreement and under terms and conditions similar to the terms and conditions of the New Agreement (including, without limitation, provisions related to annual market price reviews); provided, however, that if Purchaser changes its strategy for compliance with environmental-related requirements after May 1, 2003, Purchaser may decide, in the exercise of its reasonable judgment, to use fuel with specifications different from the specifications set forth in paragraph 10 of this letter agreement and may consider fuel with such different specifications in conducting the market price review. Purchaser shall consider only bona fide offers received from viable suppliers ("Qualifying Offers") in evaluating bids with respect to the market price review.

      (c) Based on Qualifying Offers, Purchaser shall determine the lowest weighted average delivered cost of coal as of the date on which bids are due ("Lowest Delivered Cost") [_ _ _ _] tons of coal that Purchaser could purchase from one or more suppliers who have submitted Qualifying Offers; and in making such determination, Purchaser shall take into account then-current costs for transportation, taxes, sulfur dioxide allowances, nitrogen oxide allowances, and other applicable emission allowances related to each Qualifying Offer. After Purchaser has determined the Lowest Delivered

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      Cost, Purchaser shall next calculate an equivalent price f.o.b. railcar at the Typo Facility ("Typo Equivalent Price") based on the Lowest Delivered Cost.

      (d) Purchaser shall promptly notify Seller, by fax transmission with written confirmation mailed immediately thereafter, of the Typo Equivalent Price. Within fifteen days after such notice has been transmitted to Seller by fax, Seller shall notify Purchaser, by fax transmission with written confirmation mailed immediately thereafter, either (i) that Seller has decided to accept the Typo Equivalent Price or (ii) that Seller has decided to terminate the New Agreement.

      (e) If Seller decides to accept the Typo Equivalent Price, it shall become the 2004 Price; and the New Agreement shall continue in effect. If Seller decides to terminate the New Agreement, the New Agreement shall terminate effective as of December 31 of the Contract Year in which the market price review is conducted and shall have no force and effect after such date.

8. Determination of Coal Price for Subsequent Years. If the New Agreement remains in effect on January 1, 2005, Purchaser shall determine annually thereafter a new Coal Price for the next Contract Year ("Next Year Price") pursuant to a market price review conducted by Purchaser. The following provisions shall apply to each such review and to the determination of each Next Year Price:

      (a) The Next Year Price shall be determined at any time during the period between January 1 and December 1 of the Contract Year immediately prior to the Contract Year for which the Next Year Price is determined, but not more than once during each such period. The Parties shall comply with the provisions set forth in paragraphs 7(a), 7(b), 7(c), and 7(d) of this letter agreement in determining the Typo Equivalent Price for the Contract Year involved and in giving notices with respect to such review.

      (b) If Seller decides to accept the Typo Equivalent Price for the Contract Year involved, it shall become the Next Year Price; and the New Agreement shall continue in effect. If Seller decides to terminate the New Agreement, the New Agreement shall terminate effective as December 31 of the Contract Year in which the market price review is conducted and shall have no force and effect after such date.

9. Performance Incentive. During each calendar month of each Contract Year, Purchaser shall pay Seller [_ _ _ _] of the Coal Price for such Contract Year on all Shipments under the New Agreement during such calendar month and shall withhold, as a performance incentive, [_ _ _ _] of such Coal Price ("Withheld Amount") for such Shipments. With respect to each calendar month in which Seller supplies at least the Monthly Quantity for such calendar month, Purchaser shall pay the Withheld Amount to Seller in a lump sum promptly after the end of such calendar month. Purchaser shall have no obligation to pay, and may retain permanently, the Withheld Amount related to Shipments during any calendar month in which Seller fails to supply at least the Monthly Quantity for such calendar month; provided, however, that if such failure results from an event of force majeure under
      Section 13 of the Additional Terms or from a cause or circumstance within Purchaser's control, then Purchaser may not retain the Withheld Amount and shall pay the Withheld Amount to Seller promptly after the end of such calendar month.

10. Quality Requirements. Each Shipment under the New Agreement shall conform to the requirements set forth in Section 7-A of the Additional Terms. In addition, each Shipment shall conform to the following analysis on an "as received" basis:

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

                                                      Requirement
           Specification                             (per Shipment)
           -------------                             --------------
Maximum Moisture                                         [_ _ _ _]%
Maximum Ash                                              [_ _ _ _]%
Maximum Sulfur                                           [_ _ _ _]%
Minimum Volatile Matter                                  [_ _ _ _]%
Minimum Ash Fusion Temperature
         Softening (H=W Reducing Atmosphere)             [_ _ _ _]degrees F
Minimum Grindability (Hardgrove
         Grindability Index ("HGI"))                     [_ _ _ _] HGI
Minimum Calorific Value                                  [_ _ _ _] Btu/lb.

11. Sulfur Adjustments. Notwithstanding the provisions of Section 11.D of the Additional Terms, excess sulfur adjustments regarding Shipments under the New Agreement shall be determined as follows:

      (a) With respect to Shipments during the first, second, third, and fourth Contract Years (2004 through 2007), Purchaser shall furnish to Seller, at the end of each Contract Year, a statement of the annual weighted average SO(2) content (stated in lbs./MMBtu) of all Shipments under the New Agreement during such Contract Year. If the annual weighted average SO(2) content of all Shipments during a Contract Year exceeds [_ _ _ _], then Seller shall provide to Purchaser, within ten working days after Seller has received such statement, a completed EPA Allowance Transfer Form authorizing transfer of a sufficient number of SO(2) allowances, from Seller's EPA account to an EPA account designated by Purchaser, to bring the actual annual weighted average SO(2) content of such Shipments into compliance with the limit of [_ _ _ _] lbs./MMBtu. No other remedy shall apply with respect to the annual weighted average SO(2) content of such Shipments. The method for calculating the number of SO(2) allowance transfers pursuant to this paragraph 11(a) is illustrated in Exhibit A.

      (b) With respect to Shipments during the fifth, sixth, and seventh Contract Years (2008 through 2010), excess sulfur adjustments shall be determined pursuant to Section 11.D of the Additional Terms; provided, however, that the monetary rate used in calculating such adjustments shall be [_ _ _ _], rather than the monetary rate stated in Section 11.D.

12. Termination. In addition to Purchaser's other rights and remedies under the New Agreement, Purchaser may cancel the remaining Shipments to be supplied under the New Agreement and may terminate the New Agreement under one or more the following conditions:

      (a) Purchaser may terminate the New Agreement in the event that (i) Seller fails to supply, during a calendar month, at least the Monthly Quantity for such calendar month and (ii) such failure does not result from an event of force majeure under Section 13 of the Additional Terms or from a cause or circumstance within Purchaser's control. If Purchaser elects to terminate the New Agreement pursuant to this paragraph 12(a), Purchaser shall give Seller written notice thereof, which shall specify the effective date of termination and shall be given at least thirty days prior to such date.

      (b) Purchaser may terminate the New Agreement as provided in paragraphs
      (e) and (f) of Exhibit B.

      (c) Purchaser may terminate the New Agreement as provided in Section 12.C of the Additional Terms.

13. Access to Seller's Records. Seller shall maintain accurate records relating to Shipments under the New Agreement in accordance with generally accepted accounting principles and shall retain such records for at least three years after the New Agreement is terminated or expires. Seller shall make such records available to Purchaser, its accountants, auditors, or other authorized representatives, who shall be given access to and be permitted to examine such records at reasonable times. If an audit determines that any payments previously made under the New Agreement ("Previous Payments") were not properly calculated, adjustments shall be promptly made in amounts to be paid in the future for Shipments under the New Agreement ("Future Payments") to reflect the proper amounts of such adjustments; or if no Future Payments are then due, payments shall be promptly made to reflect the difference between the Previous Payments and the proper amounts determined by audit. The provisions of this paragraph 13 shall survive the termination or expiration of the New Agreement.

14. Access to Coal Property. Purchaser or its representative, at any time during normal Coal Property operation, may enter upon the Coal Property, at Purchaser's sole risk and expense, for any of the following purposes:
      (i) to inspect and examine the method and manner of, and equipment used in, mining, producing, washing, loading, unloading, transporting, sampling, weighing, analyzing, or handling of coal to be supplied under the New Agreement; (ii) to take samples of coal for Purchaser's analyses; or (iii) in connection with any accounting, audit, or examination of Seller's records. Prior to entering the Coal Property, Purchaser's representative shall check in with appropriate personnel at the entrance to the Coal Property. No such inspection by Purchaser shall be deemed a waiver of any of Purchaser's rights or relieve Seller of any obligations under the New Agreement.

15. Confidentiality. The Parties shall treat the terms and conditions of the New Agreement and the Coal Prices determined pursuant to the New Agreement as confidential and proprietary information. Neither Party shall disclose any such information to any third party without the other Party's prior written consent, which consent shall not be unreasonably withheld; provided, however, that no such consent shall be needed where such disclosure (i) is required by law, regulation, or regulatory agencies having jurisdiction over one of the Parties or (ii) is made in connection with a Party's assertion of a claim or defense in a legal proceeding, and that in either of these events, the Party intending to make such disclosure shall advise the other Party in advance and cooperate to minimize the disclosure of any such information. Notwithstanding the foregoing provisions of this paragraph 15, either Party may disclose such information to a prospective purchaser of the stock or assets of that Party or to a lender in connection with a financing transaction; provided, however, that any such prospective purchaser or lender shall be bound by the provisions of this paragraph 15. For purposes of this paragraph 15, the term "third party" shall not include (i) a Party's parent, subsidiary, or affiliate or (ii) the Parties' respective officers, directors, employees, legal advisers, accountants, or consultants.

16. Revision of Additional Terms. From time to time during the term of the New Agreement, Purchaser or its agent may revise the Additional Terms. With respect to each revision of the Additional Terms, Purchaser shall provide a copy of the Additional Terms, as revised, to Seller at least thirty days before they become applicable to the New Agreement. The Additional Terms, as revised, shall be attached to this letter agreement as Exhibit C, shall replace the then-current version of the Additional Terms, and shall become a part of the New Agreement; provided, however, that if Seller objects to any provisions of the Additional Terms, as revised, Seller may terminate the New Agreement by giving Purchaser written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days before such date.

17. Notices. Except for shipping notices and "as loaded" coal quality analyses (to be provided as required by the Additional Terms) and except as otherwise provided in this letter agreement, any notice, request, consent, demand, report, or statement (collectively, "Notice") given by one Party to the other Party shall be in writing and shall be sent by overnight courier (in which case the Notice shall be deemed to have been received on the next business day after it is sent) or by certified mail (in which case the Notice shall be deemed to have been received 72 hours after it is sent) to the appropriate addresses listed in this paragraph 17.

      (a) Each Notice to Purchaser       Vice President
          shall be sent to:              Fuel Services 14N-8160
                                         Southern Company Services, Inc.
                                         P.O. Box 2641
                                         Birmingham, Alabama 35291-8160

                         with a copy to: Manager, Fuel Services
                                         Southern Company Services, Inc.
                                         Bin 10171
                                         241 Ralph McGill Boulevard, N.E.
                                         Atlanta, Georgia  30308-3374

          or to such other addresses as Purchaser designates by Notice to Seller.

      (b) Each Notice to Seller          Vice President, Contract Administration
          shall be sent to:              Horizon Natural Resources Sales Company
                                         2000 Ashland Drive
                                         Ashland, Kentucky  41101-7058

                         with a copy to: Crimson Coal Corporation
                                         166 Prosperous Place
                                         Suite 200
                                         Lexington, Kentucky  40509

          or to such other addresses as Seller designates by Notice to Purchaser.

18. Prior Agreements. The Parties have previously entered into the following contracts, which are currently in effect: (i) that certain Amended and Restated Agreement for the Sale and Purchase of Coal dated July 22, 1999 ("Marrowbone Agreement"); (ii) that certain Agreement for Purchase and Sale of Coal dated January 24, 2001 ("Pike County Agreement"); and (iii) that certain Amended and Re-stated Agreement for Sale and Purchase of Coal dated October 1, 2001 ("Typo Agreement"). (The Marrowbone Agreement, the Pike County Agreement, and the Typo Agreement are hereinafter referred to collectively as the "Prior Agreements.") Nothing contained in the New Agreement shall affect the Parties' respective rights, duties, obligations, and interests under the Prior Agreements, all of which shall remain in effect, according to their respective terms, after this letter agreement is signed by the Parties.

19. Other Provisions. The headings to paragraphs of this letter agreement and to sections of the Additional Terms are for convenience only and shall not be considered in determining the intent of the Parties. Time is of the essence in the performance of the New Agreement. The New Agreement contains the entire agreement between the Parties with respect to the subject matter hereof; and all prior agreements, promises, representations, understandings, negotiations, and communications, whether oral or in writing, between the Parties with respect to the subject matter hereof (other than the Prior Agreements) are merged into and superseded by the New Agreement.

If you concur with the provisions of this letter agreement as set forth above, please have an authorized officer sign in the appropriate space provided on the next page and return three counterpart originals of this letter agreement to me. Upon execution of this letter agreement by the Parties, we will forward a fully executed counterpart original for your files.

Sincerely,

/s/    Deborah J. Rouse by DWJ
Deborah J. Rouse
Manager, Coal and Transportation Procurement

Attachments (Exhibits A, B, and C)

ACCEPTED AND AGREED TO:

HORIZON NATURAL RESOURCES                       GEORGIA POWER COMPANY
    SALES COMPANY

By: /s/  Marc Merritt                           By: /s/  Christopher C. Womack
    --------------------------------                ----------------------------
Its: President                                  Its: Senior Vice President

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

                                    EXHIBIT A

                     COMPUTATION OF SO(2) ALLOWANCE TRANSFERS

      With respect to Shipments during the first, second, third, and fourth Contract Years (2004 through 2007), a transfer of SO(2) allowances is made for each Contract Year in which the annual weighted average SO(2) content (stated in lbs./MMBtu) of all Shipments during such Contract Year exceeds [_ _ _ _] lbs./MMBtu ("SO(2) Guarantee"). An example of the method of calculating the number of SO(2) allowances to be transferred is as follows:

   (a) Assume that the following Shipments are received during a Contract Year:

[_ _ _ _]                                                       =     [_ _ _ _] tons
[_ _ _ _]                                                       =     [_ _ _ _] Btu/lb.
[_ _ _ _]                                                       =     [_ _ _ _]%

   (b) Based on the foregoing, the following calculations would be made:

      Step 1: Calculate (to six decimal places) the [_ _ _ _] of all Shipments received during the Contract Year:

[_ _ _ _]             [_ _ _ _]           [_ _ _ _]
---------       x    ----------    x      ---------       =  [_ _ _ _]
[_ _ _ _]             [_ _ _ _]           [_ _ _ _]

               [_ _ _ _]  [_ _ _ _] = [_ _ _ _]

      Step 2: Calculate (to six decimal places) the [_ _ _ ] of all
              Shipments received during the Contract Year:

                           [_ _ _ _]
                         = [_ _ _ _]

              Thus, the actual [_ _ _ _]

      Step 3: Calculate the total amount of [_ _ _ _] received during the Contract Year:

                      [_ _ _ _]           [_ _ _ _]          [_ _ _ _]
[_ _ _ _]      x      ---------   x       ---------    x     ---------    =  [_ _ _ _]
                      [_ _ _ _]           [_ _ _ _]          [_ _ _ _]


      Step 4: Calculate the amount of [_ _ _ _] resulting from the excess determined in Step 2 and then round to the nearest whole unit:

                            [_ _ _ _]           [_ _ _ _]
[_ _ _ _]            x      ---------    x      ---------       =  [_ _ _ _]
                            [_ _ _ _]           [_ _ _ _]


      Because [_ _ _ _] tons SO(2) equates to [_ _ _ _] SO(2) allowances,
      [_ _ _ _] is the number of [_ _ _ _]to be transferred from Seller's EPA Account to an EPA account designated by Purchaser.

                                    EXHIBIT B

                  CHANGES IN ENVIRONMENTAL-RELATED REQUIREMENTS

      (a) The term "Environmental-Related Requirement," whether in the singular or the plural, means the following:

            (1) any environmentally related prohibition, restriction, or limitation regarding the burning of coal at one or more of the electric-generating plants designated by Purchaser as a destination for Shipments under the New Agreement ("Designated Plants");

            (2) any prohibition, restriction, or limitation regarding (i) the quality of coal that may be burned (including, without limitation, any constituent specification) at one or more of the Designated Plants or (ii) the type or amount of emissions from such plant(s);

            (3) any rule or requirement affecting the permissible means for complying with any such prohibition, restriction, or limitation; or

            (4) any imposition of a cost, fee, tax, or other economic burden on Purchaser related to (i) the production of electricity (either generally or by means of coal-fired electric generation), (ii) the quantity of coal purchased or burned by Purchaser at one or more of the Designated Plants, (iii) any constituent specification of coal purchased or burned by Purchaser at such plant(s), (iv) the type or amount of emissions from such plant(s), or (v) the installation of any type of environmental-related equipment required by any regulatory authority to which Purchaser is subject.

In addition, the term shall be deemed to include Purchaser's strategy, as determined by Purchaser in its reasonable judgment, for compliance with Environmental-Related Requirements.

      (b) A change in Environmental-Related Requirements shall be deemed to have occurred in any one or more of the following circumstances: (i) there is any increase or decrease in existing Environmental-Related Requirements; (ii) Purchaser decides, in its reasonable judgment, to change its strategy for compliance with any existing Environmental-Related Requirements; or (iii) a new Environmental-Related Requirement is imposed on Purchaser as a result of any federal or state law, administrative regulation or ruling, local ordinance, court order or decision, or any revision in the interpretation or implementation of such law, regulation, ruling, ordinance, order, or decision. The Parties acknowledge and agree that a change in Environmental-Related Requirements may occur even though (i) such requirement is stated as a restriction, limitation, or obligation imposed on Purchaser and its affiliates or some other group of utilities or (ii) such requirement affects Purchaser in a general way and is not directed at specific plants, fuels, fuel supplies, or other operating conditions.

      (c) The Parties acknowledge and agree that the provisions of this Exhibit B are intended to provide rights in addition to the rights provided in the Additional Terms and that the price, specifications, quantity, and destination(s) of coal to be supplied under the New Agreement are predicated on Environmental-Related Requirements that are known and in effect as of April 1, 2003. For purposes of this paragraph (c), an Environmental-Related Requirement shall not be deemed to be "known" if it relates to any federal or state law, administrative regulation or ruling, local ordinance, or court order or decision or interpretation of such law, regulation, ruling, ordinance, order, or decision (collectively, "Legal Requirements") that is being challenged in any administrative or judicial proceeding ("Legal Proceeding") as of April 1, 2003. Upon the final resolution of the Legal Proceeding (including any appeals related to the Legal Proceeding), Purchaser shall determine, in its reasonable judgment, if the

Legal Requirements (whether changed or unchanged as a result of the Legal Proceeding) constitute a change in Environmental-Related Requirements.

      (d) In the event that a change in Environmental-Related Requirements occurs after April 1, 2003, then Purchaser shall determine, in its reasonable judgment, (i) how to comply with such change and (ii) whether such change has had or may have an adverse impact on Purchaser's use of coal to be supplied under the New Agreement at one or more of the Designated Plants. Any change in Environmental-Related Requirements that has one or more of the following effects shall be deemed to have an adverse impact on Purchaser's use of coal to be supplied under the New Agreement at such plant(s), even though such requirements may allow Purchaser a choice of options for complying with such requirement (which choice may include, for example, the payment of a fee or tax in lieu of the installation of equipment, the use of coal of different constituent specifications, or the reduction in the overall use of coal at such plant(s)):

            (1) the change imposes a cost, fee, tax, or other economic burden on Purchaser concerning (i) the constituent specifications of coal purchased for or burned at such plant(s) or (ii) the type or amount of emissions from such plant(s);

            (2) the change directly prevents or restricts Purchaser from using coal to be supplied under the New Agreement at such plant(s);

            (3) the change requires Purchaser to install equipment (including, without limitation, flue gas desulfurization equipment, selective catalytic reduction equipment, selective non-catalytic reduction equipment, equipment for co-firing with natural gas, or particulate removal equipment) at such plant(s) in order to comply with such change; or

            (4) the change requires or permits Purchaser to use coal of a quality (including, without limitation, sulfur) different from the specifications set forth in paragraph 10 of the letter agreement.

      (e) If Purchaser determines that a change in Environmental-Related Requirements has had or may have, at a future date, an adverse impact on the use of coal to be supplied under the New Agreement, Purchaser shall so notify Seller in writing. Upon receipt of such notice, Seller shall have the option to propose, within thirty days after receipt of such notice, any steps available to Seller in its mining and processing of the coal, in the supply of substitute coal, or other measure that would result in as low a delivered cost of fuel at the Designated Plants as Purchaser could obtain by purchasing reasonably available substitute fuel, taking into consideration any fees, taxes, costs, or other economic burdens imposed on the use of coal at the Designated Plants. In the event that Purchaser determines, in its reasonable judgment, that Seller cannot achieve this result, then Purchaser may terminate the New Agreement by giving Seller written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date. Purchaser may give such notice either before or after a change in Environmental-Related Requirements becomes effective.

      (f) If, at any time during the term of the New Agreement and regardless of whether a change in Environmental-Related Requirements has occurred, Purchaser determines, in its reasonable judgment, that any operational or environmental compliance problem has resulted from the components or characteristics of Seller's coal or the products of its combustion (including, without limitation, nitrogen oxide emissions, mercury emissions, chlorine emissions, particulate emissions, and carbon emissions) or any other constituent or property of the coal not otherwise specified herein, the Parties shall immediately enter into discussions in a good-faith effort to resolve the problem. If such discussions fail to resolve such problem in a manner that, in Purchaser's judgment, is reasonable and would not impose an unreasonable additional expense on Purchaser, then Purchaser may terminate the New Agreement by giving Seller written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date. No expense contemplated by this paragraph (f) or any other provision of this Exhibit B shall be deemed reasonable if it would result in a delivered cost of coal under the New Agreement that exceeds the delivered cost of competitive fuels or sources then available to Purchaser.

                                                                  REVISED 2/7/03

                                    EXHIBIT C

                      TERMS AND CONDITIONS OF COAL PURCHASE

1.    GOVERNING DOCUMENTS

      Listed in order of governance, the Purchase Order, these Terms and Conditions, and the executed Producer-Broker Statement (where applicable), shall constitute the entire Agreement (hereinafter the "Agreement") between Purchaser and Seller as to coal produced and sold under the Purchase Order. No additional or different terms stated by Seller in an acceptance or written confirmation of the Agreement shall be effective unless such terms shall be specifically accepted in writing by Purchaser. No modification of the Agreement shall be effective unless the same shall be reduced to writing and signed by the duly authorized agents of the parties. There are no representations, understandings, or agreements, either oral or written, which are not included as part of the Agreement.

2.    SELLER'S ACCEPTANCE

      Acknowledgment of the Purchase Order or shipment of coal under the Agreement shall constitute Seller's acknowledgment and acceptance of all provisions herein and all provisions of the Purchase Order.

3.    BROKERS

      Any Seller who does not mine or produce the coal to be delivered under the Agreement shall be deemed a Broker. Broker shall be responsible for providing a copy of these Terms and Conditions and the Purchase Order (with optional deletion of price) to the Producer designated in the Producer-Broker Statement from whom Broker purchases or acquires coal to be delivered hereunder. Broker shall, in its agreement with Producer, bind Producer to all of the terms of the Purchase Order and to all of these Terms and Conditions and shall be responsible for compliance therewith by Producer; provided, however, that failure of Producer to comply therewith shall not relieve Broker from performance of all its obligations under the Agreement. The liability of Producer and Broker shall be joint and several. Any reference herein to "Seller" shall be deemed to refer to Producer and Broker.

4.    WARRANTY

      Seller represents and warrants that it, or the Producer identified in the Producer-Broker Statement, owns or controls the Coal Property described in the Purchase Order; that all coal shipped pursuant to the Agreement is shipped free and clear of all liens, encumbrances, and claims of all third parties; that the Coal Property contains commercially recoverable coal of a quality and in quantities sufficient to satisfy the requirements of the Agreement; that coal will not be used or sold from the Coal Property so as to result in an inability of Seller to deliver to Purchaser the coal in the quantities and quality and at the times provided in the Agreement; and that the coal shipped under the Agreement will be mined and produced from the Coal Property; and that no substitute coal shall be shipped by Seller to Purchaser under the Agreement without prior written approval of Purchaser.

5.    INSPECTION

      Purchaser or its designated agent shall have the right at all reasonable times to enter upon the Coal Property and/or other appropriate location and to inspect and examine the method, equipment, and manner of mining, producing, storing, washing, blending, crushing, loading, unloading, transporting, sampling, analyzing, and other handling of coal to be sold and delivered under the Agreement, and to take samples of coal for Purchaser's analyses. No inspection by

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      Purchaser shall be deemed a waiver of any of Purchaser's rights or relieve Seller of any obligation or duty imposed by the Agreement.

6.    QUANTITY

      Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and receive, the quantity of coal within the period of time specified in the Purchase Order. All coal sold under the Agreement shall be delivered in reasonably equal shipments and at regular intervals over the term of the Purchase Order or in such other manner as may be specifically stated in the Purchase Order. Unless Seller is excused from delivery by force majeure (as hereinafter defined) and in addition to any other remedies at law or equity, Purchaser shall have the right immediately to terminate the Agreement should Seller at any time (a) fail to ship the quantity of coal agreed to be shipped in any monthly period or (b) deliver more than the monthly quantity of coal stated in the Purchase Order without prior approval of Purchaser.

7-A.  COAL SIZE AND EXTRANEOUS MATERIAL

      Unless otherwise specified in the Purchase Order, all coal shipped pursuant to the Agreement shall not exceed a [_ _ _ _] in any dimension, shall contain no more than [_ _ _ _] of particles [_ _ _ _] and shall be the [_ _ _ _] (or whole washed product) with [_ _ _ _]. Purchaser may reject any shipment which, in Purchaser's reasonable judgment, does not comply with the aforesaid requirements, which judgment may be based upon visual inspection.

7-B.  COAL QUALITY SPECIFICATIONS

      The coal specifications pertaining to the coal to be delivered shall be stated in the Purchase Order.

7-C.  SYNTHETIC FUEL

      No coal shipped pursuant to the Agreement shall be treated with chemicals, heat, binders, petroleum products or other substances, whether or not treated with the intent to qualify the coal under the Internal Revenue Code Section 29 (Credit for producing fuel from a non-conventional source). Purchaser may reject any shipment that does not comply with the aforesaid requirements and Purchaser may terminate the Agreement immediately with no liability to Seller. Seller shall be liable for all costs incurred as a result of shipping coal that does not comply with the aforesaid requirements.

8.    TRANSPORTATION

      Purchaser at its sole discretion may direct that coal purchased under the Agreement be delivered by the carrier to the plant or location specified in the Purchase Order or to any other location specified by Purchaser; provided, however, that Purchaser shall remain liable for payment of the purchase price of the coal directed to such other location.

      A.    Scheduling of Shipments

            Before the first shipment is scheduled and prior to the beginning of each subsequent calendar month while the Purchase Order is in effect, Seller shall telephone Southern Company Services' Production Support Analyst for shipping instructions. Seller's failure to comply with the shipping instructions may result in rejection of shipments or other sanctions. Seller shall be responsible for all monetary charges this rejection or other action may cause, be it carrier imposed or otherwise.

      B.    Delivery by Rail

            All shipments of coal under the Agreement shall be f.o.b. railcar at the loading point specified in the Purchase Order and the loading facility shall be available to load shipments on a 24 hour/day basis, seven (7) days per week. Seller agrees not to permit coal to be loaded in railcars that contain foreign material. Seller shall bear all expenses and costs associated with delivery of the coal f.o.b. railcar and shall fully defend and indemnify Purchaser against any claim made against Purchaser for any cost, expenses or damage (either liquidated or unliquidated) which may be asserted against Purchaser arising out of or resulting from the delivery by Seller to Purchaser of any coal under this Agreement. In the event Seller should fail to deliver coal in the quantity or at the rate as provided in the Agreement, or in the event Purchaser cancels the Agreement or suspends further shipments pursuant to the Agreement, Seller shall pay Purchaser any freight charges (including without limitation, demurrage, car lease costs, storage fees, etc.) incurred by Purchaser. All coal shipped to Plants Bowen, Daniel, Miller, Scherer, and Wansley must be loaded into electro-pneumatic Rapid Discharge hopper cars.

            1.    Shipping Notice and "As Loaded" Coal Quality Analysis

                  A shipping notice (404 Bill of Lading) shall be electronically transmitted, and at Purchaser's option, transmitted by telefax to the destination plant and other locations as outlined in the attached page entitled "Facsimile Numbers for Shipping Notices and As Loaded Coal Quality Analysis."

                  Seller shall utilize Automatic Equipment Identification (AEI) to correctly identify and list all cars in a computer system during the loading process. The weight for each car or total train weight shall be automatically entered into the computer system if mine govern weights apply. Upon completion of loading and prior to the train leaving, a 404 Bill of Lading must be transmitted to the railroad via computer generating Electronic Data Interchange (EDI).

                  The 404 Bill of Lading must provide the Carrier Name, Coal Supplier, Loadout Name, Fuel P.O. Number, Destination, Tons Shipped (if applicable), Number of Cars with quantity of Steel and Aluminum, Transportation Contract, SES Train Number, Loadout FSAC Number, Train Arrival Date/Time, Load Start Date/Time, Load Finish Date/Time, Total Loading Time, Bill-of-Lading (BOL) Release to Railroad Date/Time and Total Train Consist including reporting marks and car numbers. "As loaded" coal quality analysis of each train and such other pertinent information about the shipment must be telefaxed or telephoned to Purchaser within twenty-four (24) hours following the loading of each train. Purchaser shall not be obligated to unload any train unless the shipping notice and "as loaded" coal quality analysis have been received. Seller shall reimburse Purchaser for any demurrage or expenses incurred as a result of failure to provide a shipping notice and "as loaded" coal quality analysis to Purchaser as provided herein. Shipping notices and "as loaded" coal quality analysis shall be directed to the destination plant and other locations as outlined in the attached page entitled "Facsimile Numbers for Shipping Notices and As Loaded Coal Quality Analysis."

            2.    Passage of Title; Risk of Loss

                  Risk of loss shall pass from Seller to Purchaser when the rail carrier accepts consignment, and passage of title shall occur upon Purchaser's acceptance at destination plant from the rail carrier except that Seller shall remain liable for coal bought on a delivered basis until it is accepted at destination for unloading.

            3.    Demurrage Liability and Other Costs

                  Seller shall be liable for and shall defend, indemnify, and hold harmless Purchaser from any demurrage charges, excess freight charges, deficiency freight charges, or other transportation costs incurred by Purchaser as a result of Seller's failure to satisfy loading and/or shipping requirements.

            4.    Overloaded Railcars

                  It is the sole obligation and responsibility of Seller to be aware of and conform to all rail carrier restrictions relating to maximum allowable gross railcar weights. If cars are found to be overloaded, Seller shall be responsible for any associated costs for reducing the weight of cars to comply with the applicable rail carrier's restrictions and shall be obligated to provide Purchaser with corrected governing weight documentation. Seller shall be responsible for any damage resulting from overloaded cars. Maximum weight restrictions by carrier are provided in the attached page entitled "Railcar Weight Matrix."

            5.    Underloaded Railcars

                  It is the sole obligation and responsibility of Seller to load trains to the minimum train weight as directed by and in compliance with the applicable transportation contract. It shall be Seller's responsibility to verify minimum weight from Purchaser's transportation coordinator before loading train. Railcars that are loaded for movement on Norfolk Southern Railway under the Agreement shall be loaded to not less than 94% of UMLER capacity from non-batch-weigh Origins and 97% of UMLER capacity from batch-weigh flood-load Origins.

      C.    Delivery by Barge

            For coal purchased f.o.b. shipping point, Seller shall provide or designate loading points which have adequate and accessible mooring and barge loading facilities sufficient to load the coal properly and within the appropriate loading time. Seller shall pay all costs of transportation of coal from the mine to the barge loading facility, including barge-loading charges. Purchaser shall pay cost of barge freight from the loading point to the unloading point. Purchaser shall arrange for the necessary barges and have such barges available at the loading point so as to permit loading by Seller in an orderly manner. Purchaser shall coordinate the arrival of barge at the loading point with Seller. Purchaser shall arrange for the barge operator to give Seller reasonable notice, either orally or in writing, of the expected arrival date of empty barges at the loading point. Seller shall be liable for and shall pay Purchaser for any transportation costs or demurrage charges incurred by Purchaser which may be occasioned by the breakdown or failure of the barge loading facilities or by the failure of Seller to furnish and load coal at the loading point at the proper times and in the proper quantities. Purchaser shall designate the carrier to tow the barge to the designated delivery point.

            For coal purchased f.o.b. shipping point, Seller shall bear all risk of loss until the carrier's barges have left the loading point and entered interstate commerce. Passage of title shall occur upon Purchaser's acceptance at destination plant from the barge carrier. Claims for coal lost en route shall be filed by Purchaser for the carrier's account. For coal purchased f.o.b. destination, Seller shall bear all risk of loss and retain title to the coal until the coal has been received at the delivery point specified in the purchase order.

            1.    Shipping Notice and "As Loaded" Coal Quality Analysis

                  Seller shall utilize Automatic Equipment Identification (AEI) to correctly identify each barge in a computer system during the loading process. The total net weight for each barge shall be automatically entered into the computer system from mine govern scales or an estimated weight if enroute or destination weights apply. Data for each barge loaded shall be retained in the computer system and upon completion of loading, a computer generated shipping notice (approved by Purchaser) shall be immediately transmitted by modem to Purchaser.

                  The shipping notice must provide Shipment Number, P. O. Number, Vendor, Dock, Carrier name, Carrier Contract Number, Operating Company, Destination, Load to Maximum Draft, Barge Number, Estimated or Actual Tons, Arrival Date, Arrival Time, Load Start Date, Load Start Time, Load Finish Date, Load Finish Time and Condition of Barge Prior to Loading.

                  A copy of the shipping notice shall also be telefaxed to the destination plant and other locations as outlined in the attached page entitled "Facsimile Numbers for Shipping Notices and As Loaded Coal Quality Analysis."

            2.    Demurrage Liability

                  Seller shall be liable for and shall defend, indemnify, and hold harmless Purchaser from any demurrage charges, excess freight charges, deficiency freight charges, or other similar transportation charges incurred by Purchaser under any applicable transportation agreement as a result of Seller's failure to satisfy loading and/or shipping and/or tonnage requirements stated in the Purchaser Order. Seller shall load barges in accord with any special loading provisions stated in the Purchase Order and shall pay or reimburse Purchaser for any charges incurred by Purchaser as a result of Seller's failure to abide by such special loading provisions.

      D.    Delivery by Ocean Vessel

            Where delivery of coal is by ocean vessel, Purchaser may elect to deliver the coal loaded into an acceptable type vessel at a loading port of safe berth or may elect to have coal delivered to a discharge port to be designated by Purchaser.

            Payments for coal delivered shall be made on the "as received" calorific value expressed in Btu/lb less deduction made for quality adjustments if applicable. Purchaser will pay 90% to Seller's account within 15 days of unloading cargo at port of discharge. Purchaser shall pay the balance of ten percent (10%) within 30 days, less any cost incurred by Purchaser, i.e. demurrage liability or other determined costs identified.

            1.    For coal purchased at origin

                  Seller shall arrange for representative samples of the coal delivered to be taken by an independent laboratory approved by Purchaser and analyzed in accordance with applicable procedures or equivalent of the American Society for Testing and Materials ("ASTM"). Such analysis shall govern for calorific price adjustments, ash adjustments, sulfur adjustments, and for compliance with other specifications for coal quality set forth in the Purchase Order.

                  Each sample shall be divided into three parts and put into airtight containers, properly labeled, and sealed to protect against any change in coal characteristics.

                  Part #1 shall be Seller's sample for purposes of analysis. Part #2 shall be sent to Purchaser's designated laboratory in accordance with Purchaser's instructions. Part #3 shall be retained for ninety (90) days as a referee sample.

                  Notification of the results of Seller's analysis shall be provided to Purchaser as soon as practical by facsimile or other rapid communication within three (3) days after completion of loading. Written verification of these results shall follow as soon as possible. Purchaser may have an authorized representative present at the taking of any samples.

                  Purchaser reserves the right to question the accuracy of Seller's analysis within thirty (30) days of receipt of written analysis report. If such accuracy is questioned, Purchaser shall have the right to have the Part #3 sample (referee sample) analyzed by a mutually acceptable commercial testing laboratory in accordance with ASTM or equivalent procedures; and the results of such commercial laboratory's analysis shall be accepted as determinative of the coal quality and characteristics of such coal. The cost of this referee analysis shall be shared equally by the Seller and Purchaser. The results of Seller's analysis shall prevail if the referee analysis differs by less than ASTM tolerances for reproducibility.

                  Seller shall arrange for weights of the coal delivered to be determined by an independent certified marine surveyor acceptable to Purchaser. Notification of the results of such determination of weights shall be communicated to Purchaser by facsimile or other rapid communication within one (1) day of completion of loading. The weights thus determined shall be accepted as the quantity of coal for which payments are made. Purchaser reserves the right to draft any vessel using a certified marine surveyor at the discharge port. Should any discrepancy between the loading point and the discharge port of greater than 2.5% occur, then the average of the two draft weights shall be used for payment. Purchaser shall have the right to have an authorized representative present at any and all times that measurements and calculations are made in the drafting of a vessel.

            2.    For coal purchased at destination

                  Representative samples of coal will be taken by Purchaser from each vessel upon delivery at the destination or other delivery point. Such samples will be analyzed by Purchaser or its designated lab in accordance with current ASTM procedures. Purchaser's analyses of the samples taken at the generating plant or other delivery point shall govern for price adjustments for coal quality and for compliance with specifications for coal quality. Should Purchaser not obtain a sample for analysis of any vessel shipment, then for the purposes of this Agreement the analysis of such shipment shall be deemed to be the average of the analysis of all other shipments received under the Agreement from Seller during the preceding thirty day period.

                  Splits of each composite sample shall be retained for a period of thirty (30) days for use in the event of a dispute regarding the results of analyses. In the event Seller disputes the accuracy of an analysis by giving written notice to Purchaser within thirty (30) days from the date of delivery of the coal being analyzed, that portion of the sample of such coal retained for settlement of disputes shall be sent to a qualified independent laboratory (selected jointly by Purchaser and Seller) which shall conduct an analysis in accordance with ASTM standards. The determination of such independent laboratory shall be binding on both parties. The cost for the analysis by such independent laboratory shall be shared equally by the parties. The results of Purchaser's analysis shall prevail if the referee analysis differs by less than ASTM tolerances for reproducibility.

                  Weights of coal delivered hereunder shall be determined, for all purposes, by the methods and devices employed at the destination plant or other delivery point to which such coal

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

                  is delivered. Should Purchaser be prevented from obtaining the unloaded weight of any vessel of coal under the Agreement, then the weights for such vessel shall be the "as loaded" weight.

      E.    Delivery by Truck

            1. Where delivery of coal is by truck, dump trucks and dump trailers shall be used to transport the coal to the destination specified in the Purchase Order. Such dump trucks and dump trailers shall not have cross beams installed in the cargo area that could damage the sampling auger. All trucks and trailers operated on Purchaser's properties shall comply with all applicable federal and state safety standards. If required by Purchaser, each vehicle shall be furnished an identification number, which must be affixed to the vehicle, to gain admittance to the designated destination. Seller shall employ or utilize only competent commercially licensed truck drivers and shall be responsible for compliance by such drivers with Purchaser's rules and requirements, including speed limits and weight limits on roads within Purchaser's properties. Such drivers shall comply with the requirements for loading, transporting, weighing, sampling, and unloading of coal delivered hereunder, in the manner and at locations on Purchaser's properties as given by the manager of the designated destination or his representative, and such drivers will cooperate with Purchaser's coal-receiving employees and other suppliers in a manner so as not to interfere with any of Purchaser's operations. Coal may be delivered to the designated destination according to the then-current operating schedule for coal receipts in effect at the destination. It shall be Seller's responsibility to determine the schedule in effect and comply therewith in all respects.

            2. The operation of vehicles that are excessively heavy in weight has an adverse effect on roads within Purchaser's properties. Coal shall be delivered on Purchaser's properties (state of Alabama only) in dump trucks or dump trailers having gross vehicle weights including cargo not exceeding 44,000 pounds for two axles; 66,000 pounds for three axles; 82,500 pounds for four axles; 88,000 pounds for five axles; and 92,400 pounds for six axles. Purchaser may reject any truck shipment exceeding the applicable gross vehicle weight.

            3. Seller shall bear all risk of loss and retain title to the coal to be delivered hereunder until the coal is unloaded and received by Purchaser at the destination specified in the Purchase Order. Purchaser may direct delivery of coal to a destination other than that specified therein; provided, however, that any additional cost incurred by Seller as a result of such direction shall be paid by Purchaser.

            4. Seller shall provide properly completed shipping notices with each truck delivery on forms furnished by Purchaser. Purchaser shall return a copy of the shipping notice and issue a weight ticket to the driver of the truck.

9.    WEIGHING, SAMPLING AND ANALYSIS

      Purchaser or its designated representative may observe any loading where the governing weighing, sampling, or sample preparation is performed by Seller. Purchaser's representative shall have the right to delay or stop coal loading in the event that Seller's weighing or sampling system malfunctions. Seller shall pay all costs or expenses incurred by Purchaser as a result of any weighing or sampling system malfunction. Loading will be resumed when weighing or sampling system repairs are completed or when mutually agreed by Purchaser and Seller.

      Purchaser agrees to work in a reasonable and expeditious manner to facilitate resumption of loading.

9-A.  WEIGHING

      Unless otherwise specified in the Purchase Order, weights of coal purchased and delivered hereunder shall be determined by a certified scale system located at the delivery point specified in the Purchase Order or other destination to which such coal is delivered and shall be final and not subject to dispute. In the event Purchaser's weighing system is unavailable, the net weight for any shipment of coal shall be determined by certified scales located at the point of origin, by certified scales located en route, or by other methods mutually agreed to by all parties. Any scale designated for payment purposes shall be maintained and operated in accordance with procedures acceptable to Purchaser. Seller shall bear the expense of weighing and all associated costs of testing and certification for systems located at the point of origin. Purchaser shall have the right to inspect and verify the weighing systems, procedures and testing of any weighing system not owned or maintained by Purchaser. In the event the weight of any shipment is unavailable from the designated weighing system, the weight of such shipment shall be determined by mutual agreement. No subsequent shipments shall be made, without Purchaser's consent, when the designated weighing system is unavailable.

9-B.  SAMPLING AND SAMPLE PREPARATION

      a. Unless Purchaser and Seller otherwise agree, each shipment of coal supplied under the Agreement shall be sampled by Seller and analyzed by Purchaser's designated laboratory. Seller shall bear all costs related to obtaining acceptable samples of shipments at each loading facility applicable to the Agreement. Purchaser shall have the option, at any time during the term of the Agreement, to elect to sample, for governing purposes, at the destination plant or other points specified by Purchaser.

      b. At each loading facility applicable to the Agreement, Seller shall provide a mechanical sampling system which shall be used to collect a representative sample of each shipment of coal under the Agreement at such loading facility. The following provisions shall apply to such sampling system:

            1. The design and operation of such sampling system and the procedures used for sample preparation shall, at a minimum, meet the requirements of ASTM D-2234 "Standard Practice for Collection of a Gross Sample of Coal" and ASTM D-2013 "Standard Method of Preparing Coal Samples for Analysis." Such sampling system shall be enclosed to minimize moisture loss and shall be designed for one stage of sample crushing to the No. 4 sieve size (as determined by Purchaser based on ASTM D-4749 "Standard Test Method for Performing the Sieve Analysis of Coal and Designating Coal Size"). The sample flow rates through such sampling system shall be sufficient to minimize moisture loss. Purchaser and Seller shall use their best efforts to agree on modification of procedures and equipment to meet future revisions of ASTM D-2234 and ASTM D-2013.

            2. All sample increments collected at all stages of sampling in such sampling system shall cut the full stream of coal presented. The values of current measurements of sampling system cutter openings, cutter velocities, and sample flow rates shall be made available to Purchaser upon request and shall be acceptable to Purchaser.

            3. Seller shall monitor the sampling ratio of such sampling system in a manner that is acceptable to Purchaser and shall make sampling ratio data available to Purchaser upon request.

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

            4. Using bias test procedures approved by Purchaser, Seller shall cause such sampling system to be tested periodically, at Seller's expense, for bias against stopped-belt reference samples. Such testing shall be scheduled such that when each shipment of coal is sampled, the most recent bias test results are dated by no more than two previous years. Seller shall give Purchaser written notice of each bias test; and Purchaser or its representative shall have the right to be present during such test and to observe and inspect sample collection, sample preparation, and laboratory analysis of bias test samples. If a bias is detected by such test, Seller shall immediately take all reasonable measures to remove the source of such bias; and Purchaser shall have the right to suspend shipments of coal under the Agreement until the source of such bias is removed and such sampling system is re-tested for bias.

            5. Prior to the installation of any new sampling system or a modification of an existing sampling system, Seller shall submit design drawings, specifications, and sample extraction parameters for the new or modified sampling system to Purchaser for its approval, which shall not be unreasonably withheld.

      c. Using an enclosed riffle and following the procedures of ASTM D-2013 with respect to each shipment of coal under the Agreement, Seller shall divide the final sample of No. 4 sieve size into at least four laboratory sample splits, with each split weighing 4,000 grams. Seller shall within 24 hours send one laboratory sample to Purchaser's designated laboratory and shall promptly analyze one laboratory sample to provide the "as loaded" coal quality analysis as required by the Agreement. Seller shall retain the remaining two laboratory samples for thirty days from the date of the shipment as reserve samples.

      d. Purchaser or its representative may observe any sampling or sample preparation performed by Seller, and Seller or its representative may observe any sampling or sample preparation performed by Purchaser's designated laboratory. In the event that Seller's sampling system ceases to operate properly, then Seller shall immediately notify Purchaser or its representative to determine the course of action to be taken concerning shipments of coal under the Agreement. If such sampling system malfunctions during the loading of any shipment of coal under the Agreement, Purchaser may, at its option, use a weighted average analysis of the last two shipments loaded prior to such malfunction to determine the analysis of the shipment being loaded at the time of such malfunction. Purchaser's representative shall have the right to direct Seller to delay or stop the loading of any one or more shipments of coal under the Agreement if such sampling system ceases to operate in accordance with the requirements of the Agreement. After any such direction is given, the following provisions shall apply:

            1. Seller shall immediately delay or stop, as the case may be, the loading of such shipment(s); and Seller shall pay all resulting costs or expenses charged to or incurred by Purchaser as a result of such delay or stoppage in the loading of such shipment(s).

            2. Seller shall repair such sampling system as soon as practical and shipments of coal under the Agreement shall not resume until such repair is completed.

9-C.  ANALYSIS

      a. Purchaser shall analyze the laboratory samples sent to Purchaser's designated laboratory in accordance with current ASTM standards, and the results of such analyses shall be used for the governing purposes of the Agreement. If Purchaser elects to employ an independent coal-testing laboratory, Seller shall not be liable for any costs incurred by Purchaser except as otherwise provided in the Agreement.

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      b. Should Seller dispute the accuracy of Purchaser's analysis of a given shipment, Seller shall notify Purchaser in writing within thirty (30) days following unloading of the shipment.

      c. If a dispute arises between Purchaser and Seller over the results of such analyses, one of the reserve samples shall be sent to a qualified independent laboratory (selected jointly by Purchaser and Seller) which shall conduct a referee analysis of such reserve sample in accordance with current ASTM standards. The cost of any such analysis shall be borne equally by Purchaser and Seller. With respect to a dispute pertaining to a calorific value analysis, Purchaser's analysis shall be deemed to have been confirmed, and no further adjustment in billing calculations shall be made, if the dry basis calorific value analysis by such independent laboratory differs from Purchaser's analysis by 100 Btu/lb. With respect to disputes involving other items of analysis, Purchaser's analysis shall be deemed to have been confirmed if the analysis by such independent laboratory differs from Purchaser's analysis by no more than the applicable tolerances as follows:

Item of Analysis                      Tolerance
----------------                      ---------
Moisture                        [_ _ _ _]    Moisture
Ash                             [_ _ _ _]    Dry Ash
Volatile Matter                 [_ _ _ _]    Dry Volatile Matter
Sulfur < 2.0%                   [_ _ _ _]    Dry Sulfur
Sulfur >= 2.0%                  [_ _ _ _]    Dry Sulfur
AFT (H=W Reducing)              [_ _ _ _]
Grindability                    [_ _ _ _]

10.   PRICE, BILLING AND PAYMENT

      The price per ton stated in the Purchase Order is fixed and is not subject to adjustment except as provided herein or except as otherwise provided in the Purchase Order. The price per ton paid by Purchaser for coal delivered under the Agreement includes all sums to be borne by Seller for all federal, state, and local taxes of every nature (but not including sales and use taxes to be paid by Purchaser) which are assessed or may be assessed as a result of the production, shipment, or sale of coal pursuant to the Agreement. Seller's acceptance of the amounts paid by Purchaser for coal delivered under the Agreement shall constitute full and final settlement of any and all claims by Seller for costs or expenses (including, without limitation, taxes, fees, governmental impositions, assessments, premiums, and penalties) incurred or paid by Seller, either while the Agreement is in effect or at any time in the future, with respect to the production, shipment, or sale of coal pursuant to the Agreement. Seller agrees to defend, indemnify, and hold Purchaser harmless from and against any claim or liability for any such taxes, fees, governmental impositions, assessments, premiums, or penalties.

      Seller shall report to Purchaser all shipments of coal at the delivery point specified in the Purchase Order. Initially, Purchaser shall pay, normally within thirty days after shipment, at [_ _ _ _] of the price per ton stated in the Purchase Order if Purchaser has received the coal, the required shipping documentation, and the samples, if required, of coal collected by Seller. Seller shall not submit invoices for payment. Purchaser shall pay any balance due, based upon the determination of quality adjustments, as soon as practical after such determinations are made for coal shipped during each month. In the event the total amount payable resulting from these determinations is less than the amount previously paid by Purchaser, the overpayment shall be deducted from subsequent payments to Seller; or if no subsequent payments become due, Seller shall reimburse Purchaser promptly upon receipt of such overpayment. Purchaser shall have the

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      right to deduct or set-off against payments due Seller hereunder any sum of money due to Purchaser from Seller, whether or not such sums are related to the Agreement.

11.   PRICE ADJUSTMENTS FOR QUALITY

      A.    Calorific Value Adjustment

            Bituminous Coal

            The Calorific Value Adjusted Price for coal received from Seller and accepted by Purchaser for each shipment shall be calculated as follows: The [_ _ _ _] shall be divided by the [_ _ _ _] specified in the Purchase Order. If the resulting quotient is equal to or greater than [_ _ _ _], the quotient shall be multiplied by [_ _ _ _] per ton stated in the Purchase Order. If the resulting quotient is less [_ _ _ _] price and transportation charge paid by Purchaser. The resulting product, less the price per ton stated in the Purchase Order, shall constitute the Calorific Value Adjustment ("CVA").

            EXAMPLE: [_ _ _ _] f.o.b. mine @ [_ _ _ _] Btu/lb. and [_ _ _ _] for freight

Shipment A = [_ _ _ _].                      Shipment B = [_ _ _ _] Btu/lb.

[_ _ _ _]                                    [_ _ _ _]
------                                       ------
[_ _ _ _]                                    [_ _ _ _]

[_ _ _ _]                                    [_ _ _ _]

therefore:                                   therefore:

[_ _ _ _] = [_ _ _ _]                        [_ _ _ _] = [_ _ _ _]
    =  [_ _ _ _]                             =  [_ _ _ _]

            Sub-Bituminous Coal

            The Calorific Value Adjusted Price for coal received from Seller and accepted by Purchaser for each shipment shall be calculated as follows: The [_ _ _ _] shall be divided by the [_ _ _ _] specified in the Purchase Order. The resulting quotient shall be multiplied by [_ _ _ _] to arrive at Calorific Value Adjusted Price. The amount to be paid by Purchaser for coal purchased hereunder shall be the Calorific Value Adjusted Price less any other price adjustments provided for in the Agreement.

      B.    Excess Moisture Adjustment

            The price per ton paid by Purchaser for coal delivered under the Agreement shall be [_ _ _ _] to the moisture content in excess of the moisture specification stated in the Purchase Order. This adjustment shall be subtracted from the payment for coal delivered and unloaded and shall be based upon the "as received" moisture content for each shipment or portion thereof. The amount per ton for this Excess Moisture Adjustment shall be calculated as follows:

            Bituminous Coal

            The adjustment shall be [_ _ _ _] ton for each [_ _ _ _] or portion thereof, by which the "as received" moisture content for each coal delivery, which exceeds the moisture specification,

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

            stated in the Purchase Order. No credits shall be given if the "as received" moisture content is less than the moisture specification stated in the Purchase Order.

            EXAMPLE: "As received" moisture content of the shipment is [_ _ _ _] and the moisture specification stated in the Purchase Order is Max. [_ _ _ _].

            Excess moisture adjustment: [_ _ _ _] per ton reduction

            Sub-Bituminous Coal

            The adjustment shall be [_ _ _ _] or portion thereof by which the "as received" moisture content for each coal delivery, which exceeds the moisture specification stated in the Purchase Order. No credits shall be given if the "as received" moisture content is less than the moisture specification stated in the Purchase Order.

            EXAMPLE: "As received" moisture content of the shipment is [_ _ _ _] and the moisture specification stated in the Purchase Order is [_ _ _ _].

            Excess moisture adjustment: [_ _ _ _] per ton reduction

      C.    Excess Ash Adjustment

            The price per ton paid by Purchaser for coal delivered under the Agreement shall be [_ _ _ _] to the ash content in excess of the ash specification stated in the Purchase Order. This adjustment shall be subtracted from the payment for coal delivered and unloaded and shall be based upon the "as received" ash content for each shipment or portion thereof delivered and unloaded. The amount of this adjustment shall be calculated as follows: The adjustment shall be [_ _ _ _] percent or portion thereof per ton over the ash specification in the Purchase Order. No credits shall be given if the "as received" ash content is less than the ash specification stated in the Purchase Order.

            EXAMPLE: "As received" ash content of the shipment is [_ _ _ _] and the ash specification stated in the Purchase Order is Max.
            [_ _ _ _].

            Excess ash adjustment: [_ _ _ _] per ton reduction

      D.    Excess Sulfur Adjustment

            The Purchase Order shall specify a maximum sulfur content for each shipment. In the event that the monthly average sulfur content for all shipments in any calendar month exceeds the specified maximum sulfur content, a downward price adjustment [_ _ _ _] or portion thereof, above such specification shall apply.

              GUARANTEE       MONTHLY
               MONTHLY       AVERAGE AS
                SULFUR        RECEIVED
EXAMPLE     SPECIFICATION     % SULFUR                ADJUSTMENT CALCULATION
-------     -------------    ----------               ----------------------
   A            [_ _ _ _]      [_ _ _ _]    [_ _ _ _] per ton reduction

   B            [_ _ _ _]      [_ _ _ _]    [_ _ _ _] per ton reduction

            Plants Daniel, Miller and Scherer are New Source Performance Standards plants that mandate a [_ _ _ _] pounds sulfur per million Btu's. Purchaser shall reject any shipment to these plants, which exceeds [_ _ _ _] sulfur/million Btu's. Seller shall be

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

            liable for all costs incurred as a result of exceeding the [_ _ _ _] pounds sulfur per million Btu's maximum.

            For shipments intended for Plants Daniel, Miller and Scherer, Purchaser may deduct [_ _ _ _] from the f.o.b. mine price in liquidation of administration costs for shipments exceeding
            [_ _ _ _] pounds of sulfur per million Btu; provided, however, Seller shall remain responsible for incidental damages arising out of Purchaser's acceptance of shipments exceeding [_ _ _ _] pounds of sulfur per million Btu. Such amount is a reasonable pre-loss estimate of Purchaser's damages, which are difficult to measure; and this provision is not intended as a penalty. Such adjustments in the price of coal shall be made if such shipments are accepted by Purchaser, provided, however, Purchaser shall be under no obligation to accept such shipments.

            In addition, some plants in the system, including but not limited to, Plants Arkwright and Mitchell, shall require a minimum sulfur specification, which shall be stated in the Purchase Order. Analysis performed on any size sample lot which indicates an "as received" sulfur content less than the minimum sulfur specification stated in the Purchase Order shall result in a downward price adjustment of [_ _ _ _] sulfur, or portion thereof, below such specification.

      E.    Ash Fusion Temperature Adjustment

            Bituminous Coal

            Analysis performed on any size sample which indicates an ash fusion temperature (H=W) within [_ _ _ _] degrees of the ash fusion specification stated in the Purchase Order shall not result in any price adjustment for ash fusion temperature. Analysis of any shipment or portion of a shipment which falls more than [_ _ _ _] degrees below the ash fusion temperature specification stated in the Purchase Order shall result in a downward price adjustment based on a ratio [_ _ _ _] degree below such specification.

            EXAMPLE A: Ash fusion temperature is within [_ _ _ _] degree deadband.

Ash fusion temperature specification:       [_ _ _ _] degrees
Ash fusion temperature of shipment:         [_ _ _ _] degrees
Ash fusion temperature adjustment:          [_ _ _ _]

            EXAMPLE B: Ash fusion temperature is outside [_ _ _ _]-degree deadband.

Ash fusion temperature specification:       [_ _ _ _] degrees
Ash fusion temperature of shipment:         [_ _ _ _] degrees
Ash fusion temperature adjustment:          [_ _ _ _] per ton reduction

            Sub-Bituminous Coal

            Analysis performed on any size sample which indicates an ash fusion temperature (H=W) within [_ _ _ _] degrees of the ash fusion temperature specification stated in the Purchase Order shall not result in any price adjustment for ash fusion temperature. Analysis of any shipment or portion of a shipment which falls more than [_ _ _ _] degrees below the ash fusion temperature specification stated in the Purchase Order shall result in a downward price adjustment based on a ratio of [_ _ _ _] per degree below such specification.

            EXAMPLE A: Ash fusion temperature is within [_ _ _ _] -degree deadband.

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

Ash fusion temperature specification:       [_ _ _ _] degrees
Ash fusion temperature of shipment:         [_ _ _ _] degrees
Ash fusion temperature adjustment:          [_ _ _ _]

            EXAMPLE B: Ash fusion temperature is outside [_ _ _ _] degree deadband.

Ash fusion temperature specification:       [_ _ _ _] degrees
Ash fusion temperature of shipment:         [_ _ _ _] degrees
Ash fusion temperature adjustment:          [_ _ _ _] per ton reduction

      F.    Adjustments in General

            The adjustments provided in this Section 11 are in addition to Purchaser's other rights and remedies provided in Section 12, by other provisions of the Agreement, or by law or equity. Any adjustment pursuant to this Section 11 with respect to any shipment of coal under the Agreement shall not waive such other rights and remedies with respect to that shipment or any future shipment of coal under the Agreement.

12.   REJECTION, SUSPENSION, CANCELLATION

      A.    Rejection

            Purchaser shall have the right to refuse and reject: (1) any shipment that contains excessive amounts of extraneous material; (2) any shipment containing coal that was mined or produced from a seam or source other than the Coal Property without securing Purchaser's prior written approval; (3) any shipment that does not conform to the size specifications stated herein; (4) any shipment that is delivered in equipment other than as specified herein; (5) any shipment that does not conform to any of the specifications for coal quality stated in the Purchase Order; or (6) any shipment or portion thereof that is treated with chemicals, heat, binders, petroleum products or other substances, whether or not treated with the intent to qualify the coal under the Internal Revenue Code Section 29 (credit for producing fuel from a non-conventional source).

            If a shipment or portion of a shipment is rejected, Purchaser shall receive a credit from Seller for freight costs and any other costs borne by Purchaser for such rejected shipment. If, however, for any reason Purchaser unloads any such coal shipment, Seller shall pay for all extra costs for the unloading and handling.

      B.    Suspension

            In addition to the rejection rights set forth above, Purchaser shall have the right to suspend coal shipments immediately by giving verbal or written notice to Seller in the event that: (1) any shipment contains excessive amounts of extraneous material; (2) any shipment contains coal that was mined or produced from a seam or source other than the Coal Property without securing Purchaser's prior written approval; (3) any shipment does not conform to the size specifications stated herein; (4) any shipment or portion thereof fails to conform to any of the specifications for coal quality stated in the Purchase Order; or (5) any shipment or portion thereof is treated with chemicals, heat, binders, petroleum products or other substances, whether or not treated with the intent to qualify the coal under the Internal Revenue Code Section 29 (credit for producing fuel from a non-conventional source). After receipt of such notice, Seller shall immediately take action to correct the deficiencies stated. After Seller has determined that coal is in compliance with the Agreement, Seller shall so notify Purchaser; and an inspection and/or a test shipment of coal may be scheduled or other determination of compliance provided, at Purchaser's option. If compliance is not demonstrated, Purchaser shall have the option to allow further determination of compliance or to cancel the Agreement and seek remedies as provided herein.

      C.    Cancellation

            In addition to the rejection and suspension rights set forth above, Purchaser shall have the right to cancel remaining coal to be delivered under the Agreement by giving written notice to Seller in the event that: (1) any shipment contains excessive amounts of extraneous material; (2) any shipment contains coal that was mined or produced from a seam or source other than the Coal Property without securing Purchaser's prior written approval; (3) any shipment does not conform to the specifications for coal quality stated in the Purchase Order; (4) any coal shipment does not conform to the size specifications stated herein; (5) Seller engages in any fraudulent or illegal conduct in connection with its performance under the Agreement; or (6) any shipment or portion thereof is treated with chemicals, heat, binders, petroleum products or other substances, whether or not treated with the intent to qualify the coal under the Internal Revenue Code Section 29 (credit for producing fuel from a non-conventional source). In the event Purchaser cancels the Agreement or suspends deliveries, Seller shall pay Purchaser any excess freight charges thereby caused under the applicable tariff or transportation contract as a result of reduced shipments by Seller to Purchaser during the then current term of the applicable tariff or transportation contract. Any such payment shall be made without prejudice to such other rights as may be provided to either party in other portions of the Agreement and by law or equity.

            In addition to the other provisions of the Agreement, if Purchaser experiences operational difficulties in the unloading, storage, or burning of Seller's coal which, in Purchaser's sole judgment, impedes the efficient utilization of Purchaser's facilities, then Purchaser shall have the right to cancel remaining coal to be delivered under the Agreement by giving written notice to Seller. If cancellation of the Agreement occurs as a result of operational problems, then Seller will not be held liable for excess freight charges as referenced above.

13.   FORCE MAJEURE

      Force majeure as used herein shall mean a cause reasonably beyond the control of Seller or Purchaser, as the case may be, which wholly or in substantial part prevents the mining, loading, or delivery of coal at or from the Coal Property or the transportation to or the unloading, storing, or burning of coal by Purchaser at the destination plant or other delivery point. Examples (without limitation) of force majeure, but only if reasonably beyond the control of Seller or Purchaser, as the case may be, are the following: acts of God, acts of the public enemy, insurrections, riots, strikes, labor disputes, work stoppages, fires, explosions, floods, electric power failures, interruptions to or contingencies of transportation, coal frozen to railcar, embargoes, and orders or acts of any government (including, without limitation, a city or county ordinance, an administrative regulation or ruling, an act of a state legislature, an act of the United States Congress, and a final judicial decision, order, or decree based upon orders or acts of governmental authorities) or military; provided, however, that force majeure, for the purposes of the Agreement, shall not include the development or existence of economic conditions which may adversely affect the anticipated profitability of the mining activities of Seller hereunder, acts of omissions of Seller constituting negligence or mismanagement on the part of Seller, geologic conditions affecting mining, or reduced productivity of labor.

      If because of force majeure either Purchaser or Seller is unable to carry out its obligations under the Agreement, and if such party promptly gives the other party written notice of the conditions giving rise to such force majeure, the obligations and liabilities of the party giving such notice and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided, however, that the party suffering the disabling effects of such force majeure shall make reasonable efforts to eliminate, as soon as and to the extent possible, the events giving rise to such force majeure, except that either party may settle any of its own labor disputes or strikes or terminate any of its own lockouts in its sole discretion. Purchaser, in its sole discretion, shall determine whether shipments not made because of force majeure or suspended because of force majeure shall be canceled without liability to either party or shall be made up; but the Agreement shall otherwise remain in full force and effect; provided, however, that if a condition of force majeure occurs which causes a suspension of obligations under the Agreement for a continuous period equal to 30% or more of the term of the Agreement, Purchaser may terminate the Agreement by giving written notice of termination to Seller.

14.   INDEPENDENT CONTRACTOR

      It is understood and agreed that Seller is an independent contractor and not an agent or employee of Purchaser. It is further agreed that Seller shall employ, direct, control, manage, supervise, discharge, and pay its own employees and that Purchaser shall have no control of or supervision over any such employees.

15.   INDEMNIFICATION

      Seller agrees to defend, indemnify, and hold harmless Purchaser, The Southern Company, any subsidiary of The Southern Company, and any of their agents, employees and representatives from and against any and all liability or alleged liability to which any of them may be subject due to the destruction or damage to any property or due to the injury to or death of any person, which destruction, damage, injury, or death arises out of or is related to the performance of the Agreement by Seller, Producer, any subcontractor of Seller or Producer, or any of their agents, employees, or representatives.

16.   APPLICABLE LAW, CHOICE OF FORUM, AND WAIVER

      All questions relating to the execution, construction, performance, non-performance, or breach of the Agreement shall be resolved under the substantive laws of the State in which the destination power plant is located. Any action, suit, or legal proceeding of any nature by one party hereto against the other party shall be brought in the state or federal courts located in such State; and the parties hereto shall submit to, and accept the exclusive jurisdiction of, such courts for the purpose of any such action, suit, or legal proceeding. The remedies provided under the Agreement shall be cumulative and in addition to other remedies provided by law or equity. Failure of Purchaser or Seller to insist upon strict performance of any provision of the Agreement, or to take advantage of any right under the Agreement, shall not be construed as a waiver of such provision or right.

17.   BREACH BY SELLER

      At the time of Purchaser's final payment under the Agreement or in the event of breach by Seller of any of the terms and conditions of the Agreement, Purchaser, in addition to any other remedies provided by law or equity, has the right immediately to cancel the Agreement, to suspend Purchaser's performance, and to offset any and all sums owed by Seller to Purchaser or any liquidated or unliquidated damages occasioned by the breach and cancellation against any sums owed to Seller by Purchaser.

      In the event Seller does not deliver the amount of coal required under the Agreement, at Purchaser's option, Seller shall be liable to Purchaser for the difference in Seller's delivered cost and the delivered cost of replacement tons (including, without limitation, the cost of freight and sulfur emission allowances). Purchaser, in its sole judgment, shall determine the delivered replacement cost and apply this cost differential to the number of tons Seller fails to deliver under

                                       * CONFIDENTIAL MATERIAL HAS BEEN
                                         OMITTED AND FILED SEPARATELY WITH
                                         THE SECURITIES AND EXCHANGE
                                         COMMISSION. BRACKETS AND UNDERSCORES
                                         DENOTE SUCH OMISSIONS.

      the Agreement. Purchaser shall have the right to offset any and all sums owed to Purchaser as a result of tonnage shortfall against any sums owed to Seller by Purchaser.

      Unless Purchaser gives prior approval by a written Change Order, shipments from an origin point other than that specified in the Purchase Order shall constitute a breach of the Agreement, for which Purchaser may deduct from the f.o.b. mine price for each ton of coal in such shipments the following:

      a. Any excess freight charges over those that Purchaser would have paid if Seller had shipped from the origin point specified in the Purchase Order; and

      b. Any excess freight and handling charges over those that Purchaser would have paid if Seller had shipped to designated plant(s) stated in the Purchase Order; and

      c. [_ _ _ _] of the f.o.b. mine price in liquidation of administration and other incidental damages due to such shipments.

      If Seller makes shipments that are materially in excess of the tonnage stated in the Purchase Order without Purchaser's prior approval, Purchaser may deduct from the f.o.b. mine price, for each ton of coal in excess of the tonnage stated in the Purchase Order, [_ _ _ _] of the f.o.b.
      mine price in liquidation of administration and other incidental damages due to such shipments.

      The amounts to be paid by Seller or to be deducted from payments are reasonable pre-loss estimates of Purchaser's damages, which are difficult to measure; and these provisions are not intended as penalties.

18.   SPECIAL TERMS AND CONDITIONS

      Any special terms and conditions stated in the Purchase Order shall take precedence when in conflict with other provisions included herein.

19.   COMPLIANCE WITH LAWS

      A. Purchaser is a government contractor under an Area-Wide Utilities Service Contract with the General Services Administration of the United States Government. Seller agrees that each of the clauses contained in the Federal Acquisition Regulation referred to below shall, as if set forth herein in full text, be incorporated into and form a part of this Contract and Seller shall comply therewith, if the amount of the Contract and the circumstances surrounding its performance require Purchaser to include such clause in contracts between Purchaser and others: (1) 52.203-6 Restrictions on Subcontractor Sales to the Government; (2) 52.203-7 Anti-Kickback Procedures; (3) 52.219-8 Utilization of Small, Small Disadvantaged and Women-Owned Small Business Concerns; (4) 52.219-9 Small, Small Disadvantaged and Women-Owned Small Business Subcontracting; (5) 52.222-26 Equal Opportunity; (6) 52.223-2 Clean Air and Water; and (7) 52-223-14 Toxic Chemical Release Reporting. Upon request, Purchaser will provide the full text of any of the above clauses incorporated herein by reference.

      B. Seller hereby warrants that Seller is not debarred, suspended or proposed for debarment as a contractor or subcontractor to any department, agency or other division of the U. S. Government.

20.   ASSIGNMENT

      The obligations to be performed by Seller under the Agreement may not be assigned without prior written consent of Purchaser, which consent shall not be unreasonably withheld. Failure to obtain Purchaser's written consent prior to assignment shall result in immediate cancellation of the Agreement. Assignment of payments only are permitted; provided, however, that Seller shall give Purchaser written notice of such assignment and provided further that an additional 45-day delay in payment, from the next normally scheduled payment date, shall be required for verification and subsequent processing.

21.   AGENCY

      Purchaser hereby designates Southern Company Services, Inc. as Purchaser's agent for receiving copies of notices required or permitted by the Agreement and for administration of the Agreement.

                              FACSIMILE NUMBERS FOR
             SHIPPING NOTICES AND "AS LOADED" COAL QUALITY ANALYSIS

               PLANT                                         SCS                            OPERATING COMPANY
      Attention: Plant Manager                   Attention: Production Support           Attention: Fuel Services
---------------------------------------          -----------------------------           ------------------------
ALABAMA POWER

Barry                     (334) 829-2029
Gaston                    (205) 669-8084
Gadsden                   (205) 257-1645
Gorgas                    (205) 257-1165                  (205) 257-7288                       not applicable
Greene County             (334) 289-6105
Miller                    (205) 257-3238

GEORGIA POWER
Arkwright                 (912) 757-7200
Bowen                     (770) 387-9800
Branch                    (706) 485-2391
Hammond                   (706) 290-6255                                                       Fuel Services
McDonough                 (404) 792-5354                  (205) 257-7288                       (404) 506-6948
Mitchell                  (912) 438-3129
Scherer                   (912) 784-5079
Wansley                   (770) 854-8570
Yates                     (770) 252-0568

GULF POWER
Crist                     (904) 420-2349                                                    Fuel & Environmental
Scholz                    (904) 444-6826                  (205) 257-0410                       (904) 444-6217
Smith                     (904) 420-2470

MISSISSIPPI POWER
Daniel, X5301             (228) 474-3029                  (205) 257-7288                       Manager, Fuels.
Watson, X5231             (228) 897-6302                  (205) 257-0410                       (228) 865-5286
                                                          (205) 257-7288

SAVANNAH ELECTRIC & POWER
Kraft                     (912) 966-3657                  (205) 257-7288                        Fuel Services
McIntosh                  (912) 754-2793                                                       (404) 506-6948

                             RAILCAR WEIGHT MATRIX

Weight limitations on railcars must meet two criteria; design limitations and track standards. Railcars should be loaded to full visible capacity, if possible, but must not exceed the lesser of the two criteria below:

1. - All private aluminum railcars are designed to withstand a maximum of 286,000 pounds gross weight on rail (GWR).

      - All private steel railcars are designed to withstand a maximum of 272,000 pounds GWR.

      - Railroad owned railcars must be loaded in accordance with stenciled weights on railcars unless otherwise specified by Rail Carrier.

2. In addition to the general constraints of Item 1, all railcars shall be loaded to full visible capacity but within each rail carrier's load limits for maximum GWR. The maximum GWR for the originating rail carrier for each of the generating plants in the Southern electric system is specified below.

ALABAMA POWER COMPANY

                             Burlington Northern                            Norfolk Southern
 Generating Plant              Santa Fe (BNSF)             CSXT                   (NS)
 ----------------              ---------------             ----                   ----
Gaston                               N/A                  286,000               286,000
Miller                             286,000                286,000                 N/A

GEORGIA POWER COMPANY

                               Norfolk Southern    Union Pacific    Illinois Central
Generating Plant      CSXT           (NS)               (UP)              (IC)
----------------      ----           ----               ----              ----
Arkwright              N/A         286,000              N/A               N/A
Bowen                286,000         N/A                N/A               N/A
Branch               286,000       286,000              N/A               N/A
Hammond                N/A         286,000              N/A               N/A
McDonough            286,000       286,000              N/A               N/A
Mitchell             286,000         N/A                N/A               N/A
Scherer                N/A         286,000            286,000             N/A
Wansley              286,000       286,000              N/A             286,000
Yates                  N/A         286,000              N/A               N/A

GULF POWER COMPANY

Generating Plant               CSXT
----------------               ----
Scholz                       286,000

MISSISSIPPI POWER COMPANY

                                                    Canadian National
                   Burlington Northern               Illinois Central   Union Pacific
Generating Plant     Santa Fe (BNSF)      CSXT             (IC)             (UP)
----------------     ---------------      ----             ----             ----
Daniel                   286,000          286,000       286,000           286,000

SAVANNAH ELECTRIC AND POWER COMPANY

                                  Norfolk Southern
Generating Plant        CSXT           (NS)
----------------        ----           ----
Kraft                    N/A          286,000
McIntosh               286,000        286,000